Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRI POINTE HOMES, INC.

(a Delaware corporation)

TRI Pointe Homes, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify:

1. That the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 30, 2013.

2. That this Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Sections 228, 242 and 245 of the DGCL.

3. That the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is TRI Pointe Homes, Inc. (hereinafter called the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

STOCK

SECTION 4.01 Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is Five Hundred Fifty Million (550,000,000), of which

Five Hundred Million (500,000,000) shall be designated as Common Stock, par value $0.01 per share (“Common Stock”), and Fifty Million (50,000,000) shall be designated as Preferred Stock, par value $0.01 per share (“Preferred Stock”).

SECTION 4.02 Common Stock.

(a) Voting. Except as otherwise provided (i) by the DGCL, (ii) by Section 4.03 of this Article IV, or (iii) by resolutions, if any, of the Board of Directors of the Corporation (“Board of Directors”) fixing the relative powers, preferences and rights and the qualifications, limitations or restrictions of the Preferred Stock, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock.

(b) Dividends. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, each share of Common Stock shall be entitled to receive and share equally in all dividends paid out of any funds of the Corporation legally available therefor when, as and if declared by the Board of Directors.

(c) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

SECTION 4.03 Preferred Stock. The Preferred Stock may be issued at any time and from time to time in one or more series. Subject to the provisions of this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), the Board of Directors is authorized to fix from time to time by resolution or resolutions the number of shares of any class or series of Preferred Stock, and to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such class or series. Further, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such class or series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any such class or series subsequent to the issuance of shares of that class or series.

ARTICLE V

BOARD OF DIRECTORS

SECTION 5.01 Number. Subject to the rights and preferences of any series of outstanding Preferred Stock, the number of directors constituting the whole Board of Directors shall be not fewer than three (3) and shall be fixed from time to time solely by resolution adopted by affirmative vote of a majority of such directors then in office and may not be fixed by any other person or persons, including stockholders.

SECTION 5.02 Vacancies. Subject to the rights and preferences of any series of outstanding Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if such a majority is less than a quorum of the Board of Directors, or by a sole remaining director, and shall not be filled by any other person or persons, including stockholders. Any director so chosen shall hold office for the remainder of the full term of the class for which such director shall have been chosen or in which such vacancy occurred and until his successor shall be elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

SECTION 5.03 Powers. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

SECTION 5.04 Election.

(a) Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

(b) Notice. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE VI

STOCKHOLDER ACTION

The authority contemplated by Section 228 of the DGCL which permits stockholders to act by written consent is expressly denied to the stockholders of the Corporation. Accordingly, the stockholders have no ability to take any action unless such action is taken at an annual or special meeting of the stockholders.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

A special meeting of the stockholders of the Corporation may be called at any time only by the Chairman of the Board of Directors, the Chief Executive Officer (or if there is no Chief Executive Officer, the President) or the Board of Directors of the Corporation pursuant to a resolution adopted by a majority of the total number of directors then in office. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

ARTICLE VIII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE IX

AMENDMENT

SECTION 9.01 Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

SECTION 9.02 Amendment of Bylaws. The Bylaws of the Corporation may be altered, changed or repealed, and new Bylaws made, by the majority vote of the whole Board of Directors.

ARTICLE X

LIABILITY OF DIRECTORS

SECTION 10.01 Personal Liability. To the fullest extent elimination or limitation of personal liability of directors is permitted by the DGCL, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

SECTION 10.02 Indemnification. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Article X shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The rights to indemnification and advancement conferred in this Article X shall be contract rights and shall become vested by virtue of the director’s or officer’s service at the time when the state of facts giving rise to the claim occurred. The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

SECTION 10.03 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

SECTION 10.04 Non-Exclusivity. The rights and authority conferred in this Article X shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

SECTION 10.05 Applicability. Neither the amendment nor repeal of this Article X, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this Article X in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification. Any vested rights to indemnification or advancement hereunder may not be amended or otherwise modified or limited without the express written consent of the affected director.

ARTICLE XI

BUSINESS OPPORTUNITIES

SECTION 11.01 Business Opportunities. To the fullest extent permitted by the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and VIII/TPC Holdings, L.L.C. or any affiliate or subsidiary thereof (other than the Corporation and its subsidiaries) (collectively, the “Starwood Fund”) the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, any business opportunity that may be from time to time presented to the Starwood Fund or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries) and that may be a business opportunity for the Starwood Fund or any of their affiliates and subsidiaries, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as a director or officer of the Corporation. Neither the Starwood Fund nor any of their affiliates or subsidiaries shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries.

SECTION 11.02 Termination. The provisions of this Article XI shall have no further force or effect with respect to the Starwood Fund or any of their affiliates or subsidiaries on the date that no person who is a director or officer of the Corporation is also a director, officer, member, partner or employee of the Starwood Fund or any of their affiliates or subsidiaries. Neither the alteration, amendment or repeal of this Article XI nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article XI nor the termination of applicability pursuant to the immediately preceding sentence shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, repeal, adoption or termination.

SECTION 11.03 Deemed Notice. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

DGCL SECTION 203 AND BUSINESS COMBINATIONS

SECTION 12.01 The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

SECTION 12.02 Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

SECTION 12.03 The restrictions contained in Section 12.02 shall not apply if:

(a) the Corporation does not have a class of voting stock that is: (i) listed on a national securities exchange; or (ii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder; or

(b) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership.

SECTION 12.04 For purposes of this Article XII, references to:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 12.02 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of any security exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the

Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or of securities exercisable for, exchangeable for or convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “Existing Holder” means the Starwood Fund and their affiliates and subsidiaries.

(f) “Existing Holder Direct Transferee” means any person (and its affiliates) who acquires (other than in a registered public offering) directly in one or more related transactions from the Existing Holder or any “group”, or any member of any such group, to which such Existing Sponsor is a party under Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), beneficial ownership of 15% or more in the aggregate of the then outstanding voting stock of the Corporation.

(g) “Existing Holder Indirect Transferee” means any person (and its affiliates) who acquires (other than in a registered public offering) directly in one or more related transactions from any Existing Holder Direct Transferee or any other Existing Holder Indirect Transferee beneficial ownership of 15% or more in the aggregate of the then outstanding voting stock of the Corporation.

(h) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (A) the Existing Holder, any Existing Holder Direct Transferee, any Existing Holder Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided, in the case of this clause (B), that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(i) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k) “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

(l) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns (as determined pursuant to Rule 13d-3 of the Exchange Act or any successor provision) such stock, directly or indirectly;

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (l)(ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed, signed and acknowledged by the undersigned as of the date set forth below.

Dated: January 30, 2013

TRI POINTE HOMES, INC.

By:	/s/ Douglas F. Bauer
	Name:	Douglas F. Bauer
	Title:	Chief Executive Officer and Director

[Signature Page to A&R Certificate of Incorporation]